Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC The Hospitalist Company, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com

IPC The Hospitalist Company Reports 2013 Third Quarter Results

—Company Achieves Double-Digit Growth in Patient Encounters, Revenues and Adjusted Earnings Per Share—

—Company Expands Credit Facility to $125.0 Million—

North Hollywood, CA—October 24, 2013—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the third quarter ended September 30, 2013. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”). See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.

Third Quarter 2013 Highlights (comparisons are to third quarter 2012):

•	Net revenue increased 17% to $149.1 million, with same-market area net revenue growth of 13%.

•	Patient encounters increased 12% to 1,509,000.

•	Adjusted income from operations increased 22% to $15.1 million. GAAP income from operations increased 20% to $14.8 million.

•	Adjusted net income increased 19% to $9.2 million, or $0.53 adjusted diluted earnings per share. GAAP net income increased 16% to $9.1 million, or $0.52 diluted earnings per share.

Nine Months Ended September 30, 2013 Highlights (comparisons are to nine months ended September 30, 2012):

•	Net revenue increased 16% to $447.9 million, with same-market area net revenue growth of 12%.

•	Patient encounters increased to an all-time high of 4,598,000, a 14% increase.

•	Adjusted income from operations increased 17% to $45.9 million. GAAP income from operations increased 34% to $52.0 million.

•	Adjusted net income increased 15% to $28.1 million, or $1.63 adjusted diluted earnings per share. GAAP net income increased 32% to $31.9 million, or $1.85 diluted earnings per share.

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “Our strong third quarter revenue growth of 17%, driven by a 13% increase in same-market revenue, clearly demonstrates the continued expansion potential within our existing markets. Our growth has been driven by a 21% net increase in the number of providers, since September 2012, stemming from organic hires, contracting with new facilities and the acquisition of hospitalist practices in both the acute and post-acute settings.”

Dr. Singer added, “In line with our proven growth strategy, we have completed 13 acquisitions to-date in 2013, and today we also separately announced that we signed a definitive agreement to acquire the post-acute hospitalist practice of Park Avenue Medical Associates, P.C., and its related companies. We continue to attract physician groups that are interested in practicing as part of our national platform which provides the administrative support and clinical quality tools that allow physicians to focus on improving patient care and reducing the cost of patient care in the facilities we serve. To support our growth, we have expanded our credit facility to $125.0 million. We remain confident that we will continue to penetrate existing and new markets through a combination of organic growth and acquisitions.”

2013 Third Quarter

Patient encounters for the three months ended September 30, 2013 increased by 160,000, or 11.9%, to 1,509,000, compared with 1,349,000 for the same period in the prior year. Net revenue for the three months ended September 30, 2013 was $149.1 million, an increase of $21.4 million, or 16.8%, from $127.7 million for the same period in the prior year. Of this $21.4 million increase, 76% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 24% was attributable to revenue generated from operations in new markets. Same-market revenue increased 12.8%, same-market encounters increased 6.9% and same market patient revenue per encounter increased 1.8%. The 1.8% increase is largely due to a combination of Medicare fee schedule rate increases and Medicaid parity. The remaining increase in same-market revenue was attributable to an increase in hospital stipends, medical directorship revenues, meaningful use incentives and a true-up to previously estimated parity rates. Meaningful use is the set of standards defined by the Centers for Medicare & Medicaid Services Incentive Programs that governs the use of electronic health records and allows eligible providers and hospitals to earn incentive payments by meeting specific criteria. Medicaid parity represents an increase in Medicaid payments up to Medicare reimbursement levels for 2013 and 2014 in accordance with the Patient Protection and Affordable Care Act of 2010, as amended.

Physician practice salaries, benefits and other expenses for the three months ended September 30, 2013 were $108.2 million, or 72.6% of net revenue, compared with $93.6 million or 73.3 % of net revenue, for the same period in the prior year. The dollar increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $3.9 million, or 19.1%, to $24.6 million, or 16.5% of net revenue, for the three months ended September 30, 2013, compared with $20.7 million, or 16.2% of net revenue, for the three months ended September 30, 2012. The increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs and other expenses. Excluding stock-based compensation, general and administrative expenses were 15.3% of revenue for the three months ended September 30, 2013, compared with 14.9% of revenue for the same period of 2012.

The net change in fair value of contingent consideration for acquisitions (“net change in fair value”) was a $282,000 increase to expense and $3,000 credit to expense for the three months ended September 30, 2013 and 2012, respectively.

Adjusted income from operations for the three months ended September 30, 2013 increased 21.9% to $15.1 million, or an adjusted operating margin of 10.1%, compared with adjusted income from operations of $12.4 million, or an adjusted operating margin of 9.7% for the same period in 2012. GAAP income from operations increased $2.4 million, or 19.6%, to $14.8 million from $12.4 million for the same period in the prior year. GAAP operating margin was 9.9% and 9.7% for the three months ended September 30, 2013 and 2012, respectively.

The effective tax rate for the three months ended September 30, 2013 was 38.3%, compared with 36.6% for the same period in the prior year. The increase in the overall effective tax rate was primarily related to a change in state tax laws in November 2012.

Adjusted net income for the three months ended September 30, 2013 increased 18.6% to $9.2 million, or a 6.2% adjusted net income margin compared with adjusted net income of $7.8 million, or a 6.1% adjusted net income margin, for the same period in 2012. GAAP net income for the three months ended September 30, 2013 increased to $9.1 million from $7.8 million for the three months ended September 30, 2012, and GAAP net income margin was 6.1% for both the three months ended September 30, 2013 and 2012.

Adjusted diluted earnings per share for the three months ended September 30, 2013 increased 16.5% to $0.53, compared with $0.46 adjusted diluted earnings per share for the same period in 2012. GAAP diluted earnings per share for the three months ended September 30, 2013 was $0.52, compared with $0.46 for the same period in 2012.

Liquidity and Capital Resources

Today the company executed a First Amendment to its line of credit, which provides a revolving line of credit of $125.0 million and contains an “accordion” feature that allows for an increase of $25.0 million with lender approval (Credit Facility). The previous line of credit was for $75.0 million and also contained an “accordion” feature of $25.0 million. The maturity date of the Credit Facility remains August 4, 2016 and no material changes were made to the other terms and conditions.

As of September 30, 2013, IPC had approximately $52.2 million in liquidity, composed of $22.5 million in cash and cash equivalents, and an available line of credit of $29.7 million. The amended Credit Facility increased IPC’s liquidity by $50.0 million. IPC had borrowings of $45.0 million from its line of credit outstanding at September 30, 2013.

Net cash provided by operating activities for the nine months ended September 30, 2013 was $46.6 million compared with $39.1 million for the same period in 2012. The changes in working capital during the nine months ended September 30, 2013 was largely related to an increase in accounts receivable of $10.8 million, a decrease in prepaid expenses and other current assets of $9.8 million, an increase in accounts payable and accrued liabilities of $3.5 million and an increase in accrued compensation of $7.4 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 54 DSO as of September 30, 2013 compared with 52 DSO as of December 31, 2012. The increase in DSO is primarily related to the buildup of receivables for Medicaid parity.

Net cash used in investing activities was $71.1 million for the nine months ended September 30, 2013, compared with $36.3 million for the same period in 2012. Cash of $68.0 million was used in the nine months ended September 30, 2013 for physician practice acquisitions and contingent payments on prior acquisitions compared with $33.3 million in the same period of prior year.

For the nine months ended September 30,, 2013, net cash provided by financing activities was $30.7 million, compared with $4.7 million for the same period in 2012. From March through July 2013, the Company repaid $20.0 million of its outstanding revolving line of credit. In August 2013, the Company borrowed $45.0 million to fund its practice acquisitions.

2013 Guidance

The Company reaffirms its guidance for the full year 2013 and expects revenue to be in the range of $597 million to $607 million and adjusted diluted earnings per share to be in the range of $2.15 to $2.25. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 17.3 million for the year, (ii) a 38.3% effective tax rate, (iii) $7.3 million in stock based compensation expense, and (iv) $4.9 million in depreciation and amortization expense. Not included in the assumptions are (i) new market acquisitions completed after today’s date, or (ii) future gains or losses related to changes in the fair value of contingent consideration of acquired practices.

Reconciliation of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures related to income from operations, net income and diluted earnings per share. During the three and nine months ended September 30, 2013 and 2012, the Company reported change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent considerations” or “net change in fair value”.

The fair value of accrued contingent consideration is determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.

During the three months ended September 30, 2013 and 2012, the Company recorded an increase to expense of $282,000 and a credit to expense of $3,000, respectively, as a net change in fair value. During the nine months ended September 30, 2013 and 2012, the Company recorded a credit to expense of $6.1 million and an increase to expense of $0.5 million, respectively, as a net change in fair value.

In this press release, income from operations, net income and diluted earnings per share have been adjusted to exclude the amount of the net change in fair value of contingent consideration. The Company believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. The following unaudited table reconciles non-GAAP financial information to net income per diluted share, which the Company believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended September 30,
	2013			2012
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$14,791	$282	$15,073	$12,368	$(3)	$12,365
Investment income	7		7	3		3
Interest expense	(109)		(109)	(78)		(78)

Income before income taxes	14,689	282	14,971	12,293	(3)	12,290
Income tax provision (benefit)	5,626	108	5,734	4,501	(1)	4,500

Net Income	$9,063	$174	$9,237	$7,792	$(2)	$7,790

Earnings per share (diluted)	$0.52	$0.01	$0.53	$0.46	$—	$0.46

Weighted average shares (diluted)	17,368,426		17,368,426	17,060,848		17,060,848

	Nine Months Ended September 30,
	2013			2012
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$51,962	$(6,073)	$45,889	$38,687	$511	$39,198
Investment income	12		12	11		11
Interest expense	(323)		(323)	(252)		(252)

Income before income taxes	51,651	(6,073)	45,578	38,446	511	38,957
Income tax provision (benefit)	19,782	(2,326)	17,456	14,309	190	14,499

Net Income	$31,869	$(3,747)	$28,122	$24,137	$321	$24,458

Earnings per share (diluted)	$1.85	$(0.22)	$1.63	$1.42	$0.02	$1.44

Weighted average shares (diluted)	17,239,296		17,239,296	16,941,768		16,941,768

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed at the same site beginning October 24, 2013 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until November 24, 2013 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2013 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,479	$16,214
Accounts receivable, net	90,367	79,612
Insurance receivable for malpractice claims—current portion	9,721	9,719
Prepaid expenses and other current assets	7,393	17,284

Total current assets	129,960	122,829
Property and equipment, net	6,287	5,763
Goodwill	301,160	240,009
Other intangible assets, net	3,811	2,133
Deferred tax assets, net	250	250
Insurance receivable for malpractice claims—less current portion	17,080	17,074

Total assets	$458,548	$388,058

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,773	$4,257
Accrued compensation	36,038	28,615
Payable for practice acquisitions	18,660	29,038
Medical malpractice and self-insurance reserves, current portion	10,431	10,350
Deferred tax liabilities	1,506	1,506

Total current liabilities	74,408	73,766
Long-term debt	45,000	20,000
Medical malpractice and self-insurance reserves, less current portion	39,821	37,921

Total liabilities	159,229	131,687
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,900,385 and 16,694,215 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	17	17
Additional paid-in capital	161,790	150,711
Retained earnings	137,512	105,643

Total stockholders’ equity	299,319	256,371

Total liabilities and stockholders’ equity	$458,548	$388,058

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenue	$149,073	$127,651	$447,917	$385,916
Operating expenses:
Cost of services—physician practice salaries, benefits and other	108,221	93,570	326,873	282,675
General and administrative	24,631	20,689	71,693	61,195
Net change in fair value of contingent consideration	282	(3)	(6,073)	511
Depreciation and amortization	1,148	1,027	3,462	2,848

Total operating expenses	134,282	115,283	395,955	347,229

Income from operations	14,791	12,368	51,962	38,687
Investment income	7	3	12	11
Interest expense	(109)	(78)	(323)	(252)

Income before income taxes	14,689	12,293	51,651	38,446
Income tax provision	5,626	4,501	19,782	14,309

Net income	$9,063	$7,792	$31,869	$24,137

Net income per share:
Basic	$0.54	$0.47	$1.90	$1.46

Diluted	$0.52	$0.46	$1.85	$1.42

Weighted average shares:
Basic	16,839,069	16,616,866	16,769,085	16,556,061

Diluted	17,368,426	17,060,848	17,239,296	16,941,768

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating activities
Net income	$31,869	$24,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,462	2,848
Stock-based compensation expense	5,467	4,714
Changes in assets and liabilities:
Accounts receivable	(10,755)	(7,753)
Prepaid expenses and other current assets	9,788	5,111
Accounts payable and accrued liabilities	3,515	(241)
Accrued compensation	7,423	7,797
Medical malpractice and self-insurance reserves, net	1,973	1,969
Accrued contingent consideration	(6,116)	511

Net cash provided by operating activities	46,626	39,093

Investing activities
Acquisitions of physician practices	(68,044)	(33,348)
Purchase of property and equipment	(3,032)	(2,955)

Net cash used in investing activities	(71,076)	(36,303)

Financing activities
Proceeds from long-term debt	45,000	15,000
Repayments of long-term debt	(20,000)	(15,000)
Net proceeds from issuance of common stock	4,062	3,711
Excess tax benefits from stock-based compensation	1,653	983

Net cash provided by financing activities	30,715	4,694

Net increase in cash and cash equivalents	6,265	7,484
Cash and cash equivalents, beginning of period	16,214	17,752

Cash and cash equivalents, end of period	$22,479	$25,236

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the seven consecutive quarters ended September 30, 2013:

	Quarter Ended
	Mar 31 2012	Jun 30 2012	Sep 30 2012	Dec 31 2012	Mar 31 2013	Jun 30 2013	Sep 30 2013
Patient encounters	1,355	1,345	1,349	1,447	1,576	1,513	1,509

Employee Data:

The following is a summary of our affiliated hospitalists employed at the end of the seven consecutive quarters ended September 30, 2013:

	Quarter Ended
	Mar 31 2012	Jun 30 2012	Sep 30 2012	Dec 31 2012	Mar 31 2013	Jun 30 2013	Sep 30 2013
Employed physicians	997	976	1,015	1,096	1,096	1,062	1,175
Nurse practitioners and physician assistants	268	275	286	322	360	372	395

Total	1,265	1,251	1,301	1,418	1,456	1,434	1,570